Exhibit 99.1

Contact

Investor Relations John Calhoun, MD, MBA Director, Corporate Communications & Investor Relations (206) 442-6744	Media Relations Susan W. Specht, MBA Associate Director, Corporate Communications (206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Announces Senior Management Promotions

Seattle, July 2, 2007-- ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced that Douglas E. Williams, Ph.D. has been named President of the company. Bruce L.A. Carter, Ph.D. will continue as ZymoGenetics’ Chief Executive Officer and Chairman of the Board. James A. Johnson has been promoted to Executive Vice President and will remain Chief Financial Officer and Treasurer. Darren R. Hamby has been promoted to Senior Vice President, Human Resources. All three promotions were made effective July 1, 2007.

“The promotions of Doug Williams, Jim Johnson and Darren Hamby recognize the increased contributions being made by these officers as we move into ZymoGenetics’ next phase,” said Bruce L.A. Carter, Chief Executive Officer and Chairman of the Board. “It is an old saying that ‘the more things change, the more they stay the same.’ ZymoGenetics’ business strategy remains to develop and commercialize recombinant Thrombin while, at the same time, investing in our novel genomics candidates atacicept, Interleukin 21 and PEG- Interferon lambda, as we continue to build the company for the future.”

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune and viral diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2006. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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